Exhibit 5.1

July 3, 2001

Sideware Systems Inc.
102-930 West 1st Street
North Vancouver, BC V7P 3N4

Attn:  Grant Sutherland, Chairman

Dear Sirs/Mesdames:

Re:  Registration Statement on Form S-8

We have acted as special counsel to Sideware Systems Inc., a British Columbia company (the "Company") in connection with legal issues relating to the issue of shares on the exercise of stock options granted pursuant to the Stock Option Plan (2001) of the Company (the "Plan"). We understand that the Company intends to file a registration statement pursuant to the United States Securities Act of 1933 in respect of shares to be issued pursuant to the Plan (the "Registration Statement").

We have examined the Plan, a draft of the Registration Statement, and such other documents and records of the Company and such certificates from directors and officers as to matters of fact as we have deemed necessary for the purpose of this opinion. In doing so, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity of all documents submitted to us as copies to the originals.

We understand that pursuant to the Plan, the Company have entered into stock option agreements and will enter into additional stock option agreements, with directors, officers, employees and consultants ("Optionees").

Based on and subject to the foregoing, we are of the opinion that upon:

(a) issuance of common shares of the Company ("Shares") in accordance with individual stock option agreements entered into pursuant to the Plan; and

(b) receipt by the Company of the full payment in cash required for the Shares under the stock option agreements between the Company and the Optionees;

the Shares issued pursuant to the Plan will constitute duly authorized, validly issued, fully paid, and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933.

The writer of this opinion is a solicitor qualified to carry on the practice of law in British Columbia only and therefore we express no opinion as to any laws, or other matters governed by any laws, other than the laws of British Columbia and federal laws of Canada applicable in British Columbia.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and we disclaim any obligation to advise you of any change in these sources of law or subsequent legal or factual development which might affect any matters or opinions set forth in this letter.

We are opining only as to the matters expressly stated in this letter, and no opinion should be inferred as to any other matters.

Yours truly

MILLER THOMSON LLP

Per:

"Martin MacLachlan"

Martin L. MacLachlan